First Supplemental Indenture
with respect to the
Indenture
for
Kinetic Concepts, Inc. and KCI USA, Inc.’s
$1,750,000,000 10.5% Second Lien Senior Secured Notes due 2018

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of January 17, 2013, among Kinetic Concepts, Inc., a Texas corporation, and KCI USA, Inc., a Delaware corporation (the “Issuers”), Centaur Guernsey L.P. Inc., Chiron Topco, Inc., Chiron Holdings, Inc. and Wilmington Trust, National Association, as trustee under the Indenture referred to below (the “Trustee”).
W I T N E S S E T H
WHEREAS, the Issuers have heretofore executed and delivered to the Trustee an indenture, dated as of November 4, 2011 (the “Indenture”), providing for the issuance of an aggregate principal amount of $1,750.0 million of 10.5% Second Lien Senior Secured Notes due 2018 (the “Notes”);
WHEREAS, the Issuers desire to amend certain terms and provisions of the Indenture, as set forth in Article II of this Supplemental Indenture (the “Proposed Amendments”);
WHEREAS, pursuant to Section 9.1 of the Indenture, the Issuers, any Guarantor (as defined in the Indenture) and the Trustee are authorized to execute and deliver this Supplemental Indenture to amend or supplement the Indenture, without the consent of any Holder;
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:
ARTICLE I
DEFINITIONS
SECTION 1.1. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recitals hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.
ARTICLE II
AGREEMENT TO BE BOUND
SECTION 2.1. Agreement to be Bound. The Issuers hereby agree as follows:

(a)    Section 10.2(b)(5) of the Indenture shall be deleted in its entirety;
(b)    The Issuers hereby represent and warrant to and agree with the Trustee that they have all the requisite corporate, limited liability company or other power and authority to execute, deliver and perform their obligations under this Supplemental Indenture, that this Supplemental Indenture has been duly authorized, executed and delivered; and
(c)    The Issuers will deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in the Indenture relating to the execution and delivery of this Supplemental Indenture have been complied with.
ARTICLE III
MISCELLANEOUS
SECTION 3.1. Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.
SECTION 3.2. Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.
SECTION 3.3. Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.
SECTION 3.4. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.
SECTION 3.5. The Trustee. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto.
SECTION 3.6. Counterparts. The parties hereto may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

SECTION 3.7. Headings. The headings of the Articles and the Sections in this Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

KINETIC CONCEPTS, INC.

By:	/s/ Teresa A. Johnson
Name: Teresa A. Johnson
Title: VP, Interim Chief Financial Officer

KCI USA, INC.

By:	/s/ Teresa A. Johnson
Name: Teresa A. Johnson
Title: VP, Interim Chief Financial Officer

CENTAUR GUERNSEY L.P. INC.
BY: CHIRON GUERNSEY GP CO. LIMITED,
Its: General Partner

By:	/s/ John T. Bibb
Name: John T. Bibb
Title: Director

CHIRON TOPCO, INC.

By:	/s/ Teresa A. Johnson
Name: Teresa A. Johnson
Title: VP and Treasurer

CHIRON HOLDINGS, INC.

By:	/s/ Teresa A. Johnson
Name: Teresa A. Johnson
Title: VP and Treasurer

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Jane Schweiger Name: Jane Schweiger Title: Vice President

[Signature Page to Supplemental Indenture]